DISTRIBUTION AGREEMENT



                                   dated as of

                                October 31, 1996



                                     between



                                Manor Care, Inc.

                                       and

                          Choice Hotels Holdings, Inc.
                (to be renamed Choice Hotels International, Inc.)



























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                                TABLE OF CONTENTS

                                                                      Page

                                    ARTICLE I

                                   DEFINITIONS

Section 1.01.     Definitions.....................................      2

                                   ARTICLE II

                          TRANSFER OF LODGING BUSINESS

Section 2.01.     Transfer of Assets..............................      8
Section 2.02.     Assignment and Assumption of Liabilities........      9
Section 2.03.     Assisted Living Facilities......................      9
Section 2.04.     Transfers Not Effected Prior to the
                    Distribution Date.............................     10
Section 2.05.     NO REPRESENTATIONS OR WARRANTIES; CONSENTS......     10
Section 2.06.     Conveyancing and Stock Assumption Instruments...     11
Section 2.07.     Cash Allocation.................................     12

                                   ARTICLE III

                                THE DISTRIBUTION

Section 3.01.     Cooperation Prior to the Distribution...........     13
Section 3.02.     Conduct of Lodging Business Pending
                    Distribution.................................      13
Section 3.03.     Manor Care Board Action; Conditions Precedent
                    to the Distribution..........................      14
Section 3.04.     Outstanding Choice Stock.......................      15
Section 3.05.     The Distribution...............................      15

                                   ARTICLE IV

                                 INDEMNIFICATION

Section 4.01.     Choice Indemnification of Manor Care............      16
Section 4.02.     Manor Care Indemnification of Choice............      16
Section 4.03.     Notice and Payment of Claims....................      16
Section 4.04.     Notice and Defense of Third-Party Claims........      17
Section 4.05      Insurance Proceeds..............................      19
Section 4.06      Contribution....................................      19
Section 4.07      Subrogation.....................................      20





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                                                                       Page


Section 4.08      No Third-Party Beneficiaries....................      20
Section 4.09      Remedies Cumulative.............................      20
Section 4.10      Survival of Indemnities.........................      20
Section 4.11      After-Tax Indemnification Payments..............      20

                                    ARTICLE V

                           CERTAIN ADDITIONAL MATTERS

Section 5.01.     Intercompany Accounts...........................      21
Section 5.02.     Manor Care Guarantees...........................      21
Section 5.03.     Ancillary Agreements............................      22
Section 5.04.     Choice Officers and Board of Directors..........      22
Section 5.05.     Choice Certificate of Incorporation and
                    By-laws......................................       22
Section 5.06.     Credit Facilities...............................      22
Section 5.07.     Sales and Transfer Taxes........................      23
Section 5.08.     Certain Post-Distribution Transactions..........      23
Section 5.09.     Non-Competition Agreement.......................      23
Section 5.10.     Insurance Policies and Claims Administration....      24

                                   ARTICLE VI

                              ACCESS TO INFORMATION

Section 6.01.     Delivery of Corporate Records...................      26
Section 6.02.     Access to Information...........................      27
Section 6.03.     Litigation Cooperation..........................      27
Section 6.04.     Reimbursement...................................      27
Section 6.05.     Retention of Records............................      27
Section 6.06.     Confidentiality.................................      28
Section 6.07.     Mail............................................      28

                                   ARTICLE VII

                              INTENTIONALLY OMITTED

                                  ARTICLE VIII

                                  MISCELLANEOUS

Section 8.01.     Termination.....................................      29
Section 8.02.     Expenses........................................      29
Section 8.03.     Notices.........................................      29
Section 8.04.     Amendment and Waiver............................      30
Section 8.05.     Counterparts....................................      30



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                                                                       Page


Section 8.06.     Governing Law; Jurisdiction; Forum..............      30
Section 8.07.     Entire Agreement................................      31
Section 8.08.     Parties in Interest.............................      31
Section 8.09.     Tax Sharing Agreement; After-Tax Payments.......      31
Section 8.10.     Further Assurances and Consents.................      31
Section 8.11.     Exhibits and Schedules..........................      32
Section 8.12.     Legal Enforceability............................      32
Section 8.13.     Dispute Resolution..............................      32
Section 8.14.     Titles and Headings.............................      34


Schedule 1......................   Lodging Subsidiaries
Schedule 2.01(b)................   Transferred Hotels
Schedule 2.03...................   Assisted Living Facilities
Schedule 5.02(a)................   Manor Care Guarantees
Schedule 5.10(a)................   Covered Claims


Exhibit A.......................   Form of Corporate Services Agreement
Exhibit B.......................   Form of Employee Benefits Adminis-
                                      tration Agreement
Exhibit C.......................   Form of Employee Benefits & Other
                                      Employment Matters Allocation
                                      Agreement
Exhibit D.......................   Form of Gaithersburg Sublease Agreement
Exhibit E.......................   Form of Loan Agreement
Exhibit F.......................   Form of Pikesville Sublease Agreement
Exhibit G.......................   Form of Procurement Services Agreement
Exhibit H.......................   Form of Risk Management Consulting
                                      Services Agreement
Exhibit I.......................   Form of Silver Spring Lease Agreement
Exhibit J.......................   Form of Tax Administration Agreement
Exhibit K.......................   Form of Tax Sharing Agreement
Exhibit L.......................   Form of Time Sharing Agreement
Exhibit M.......................   Form of Trademark Agreement














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                             DISTRIBUTION AGREEMENT


          DISTRIBUTION AGREEMENT ("Agreement") dated as of October 31, 1996 by and between Manor Care, Inc., a Delaware corporation (together with its successors and permitted assigns, "Manor Care"), and Choice Hotels Holdings, Inc., a Delaware corporation (to be renamed Choice Hotels International, Inc. and together with its successors and permitted assigns, "Choice").

                                    RECITALS

          WHEREAS, Manor Care currently conducts the business of owning, managing and franchising hotels and conducts certain related operations (the "Lodging Business") primarily through certain subsidiaries of Manor Care (the "Direct Lodging Subsidiaries"), their respective subsidiaries and certain partnerships, all as identified on Schedule 1 hereto (collectively, the "Lodging Subsidiaries").

          WHEREAS, Choice is presently a wholly-owned subsidiary of Manor Care established for the purposes of taking title to the capital stock and associated goodwill of the Direct Lodging Subsidiaries and certain assets associated with the Lodging Business, and assuming the liabilities associated with the Lodging Business and certain other liabilities, all as specified herein, such that Choice will own substantially all of the assets, business and operations of the Lodging Business.

          WHEREAS, the Board of Directors of Manor Care has determined that it is in the best interest of Manor Care and the stockholders of Manor Care to distribute (the "Distribution") to the holders of Manor Care Common Stock (as defined herein) all of the outstanding shares of Choice Common Stock (as defined herein).

          WHEREAS, it is the intention of the parties that the Distribution will not be taxable to Manor Care or to the stockholders of Manor Care (pursuant to Section 355 of the Code (as defined herein)).

          WHEREAS, the parties have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters following the Distribution.











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          NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS


          Section 1.01. Definitions. As used herein, the following terms have the following meaning:

          "Action" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or regulatory or administrative agency or commission or any other tribunal.

          "Affiliate" of any specified person means any other person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with such specified person.

          "Ancillary Agreements" means the Corporate Services Agreement, the Employee Benefits Administration Agreement, the Employee Benefits and Other Employment Matters Allocation Agreement, the Gaithersburg Sublease Agreement, the Loan Agreement, the Pikesville Sublease Agreement, the Procurement Services Agreement, the Risk Management Consulting Services Agreement, the Silver Spring Lease Agreement, the Tax Administration Agreement, the Tax Sharing Agreement, the Time Sharing Agreement and the Trademark Agreement.

          "Assisted Living Liabilities" means all Liabilities arising exclusively from the operation of the assisted living facilities described on
Schedule 2.03 or the ownership or use of assets exclusively in connection therewith.

          "Assumed Liabilities" means the Liabilities arising from the operation of the Lodging Business or the ownership or use of assets (including the Transferred Assets) or other activities in connection therewith, whether arising before, on or after the Distribution Date, including but not limited to any Liabilities arising under or in connection with or related to (i) the Choice Liabilities that are guaranteed by Manor Care, as specified in Schedule 5.02(a),
(ii) information









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                                    -3-



contained in or omitted from the Form 10 or the Information Statement, (iii) any Liabilities set forth or referenced in the audited financial statements of Choice included in the Form 10 or the Information Statement, (iv) hotel leases under which Manor Care may be deemed to be liable, (v) liabilities arising from Franchise Agreements, (vi) liabilities in connection with a Reimbursement and Indemnification Agreement of Chemical Bank regarding a Chemical Bank-France guarantee and (vii) liabilities under indemnification agreements between Manor Care and certain employees and directors with respect to services rendered by such employee or director to Choice Hotels or the Lodging Business. Notwithstanding the foregoing, the Assumed Liabilities shall not include (i) any debt of Manor Care for money borrowed (including but not limited to any such debt evidenced by a note, debenture or other instrument), (ii) (X) any third-party claims arising from the conduct or operation of the Lodging Business or the ownership or use of assets in connection therewith prior to the Distribution Date if such claims are Covered Claims, (Y) any self-insured retention or deductible for such Covered Claims that would be covered but for such retention or deductible, other than any amount payable by Choice in respect of Shock Losses (as defined) pursuant to Section 5.10(a), (Z) any letters of credit of Manor Care in favor of an insurance carrier relating to such retention or deductible, (iii) the Assisted Living Liabilities, and (iv) any claims, losses, damages, demands, costs, expenses or liabilities for any Tax (which shall be governed by the Tax Sharing Agreement and Sections 4.11 and 5.07 hereof).

          "Choice Bylaws" means the bylaws of Choice in the form filed as an exhibit to the Form 10.

          "Choice Certificate" means the restated certificate of incorporation of Choice in the form filed as an exhibit to the Form 10.

          "Choice Common Stock" means the outstanding shares of common stock, par value $.01 per share, of Choice.

          "Choice Credit Facility" means a revolving credit facility for Choice in the amount of $100.0 million.

          "Choice Hotels" means Choice Hotels International, Inc., a Delaware corporation (to be renamed Choice Hotels Franchising, Inc.), and, prior to the Distribution, a wholly-owned subsidiary of Manor Care.











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                                    -4-



          "Choice Liabilities" means all of (i) the Liabilities of Choice under this Agreement, (ii) the Assumed Liabilities, and (iii) the Liabilities of Choice arising after the Distribution Date.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commission" means the Securities and Exchange Commission.

          "Corporate Services Agreement" means the agreement to be entered into between Manor Care and Choice, on or before the Distribution Date, providing for certain matters relating to corporate, administrative, consulting and other services, in substantially the form set forth as Exhibit A, as amended from time to time.

          "Covered Claims" means any claim that is of a type covered by insurance or self insurance of Manor Care as in effect on the Distribution Date and that is a type of claim specified as a covered claim on Schedule 5.10(a).

          "Direct Lodging Subsidiaries" has the meaning specified in the first recital of this Agreement.

          "Distribution" has the meaning specified in the third recital of this Agreement.

          "Distribution Agent" means Chase-Mellon Shareholder Services, L.L.C.

          "Distribution Date" means the date determined by the Board of Directors of Manor Care as the date on which the Distribution shall be effected, which is contemplated to occur on November 1, 1996.

          "Employee Benefits Administration Agreement" means the agreement to be entered into between Manor Care and Choice, on or before the Distribution Date, providing for certain matters relating to the administration of employee benefits, in substantially the form set forth as Exhibit B, as amended from time to time.

          "Employee Benefits & Other Employment Matters Allocation Agreement" means the agreement to be entered into between Manor Care and Choice, on or before the Distribution Date,










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                                       -5-



providing for certain matters relating to the allocation of employee benefits, the treatment of employee stock options and other employee matters, in substantially the form set forth as Exhibit C, as amended from time to time.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Existing Credit Facility" means the $250 million revolving credit facility dated as of November 30, 1994, as amended June 23, 1995, among Chase Manhattan Bank, Manor Care and the subsidiary guarantors named therein.

          "Form 10" means the registration statement on Form 10 filed by Choice with the Commission to effect the registration of the Choice Common Stock pursuant to the Exchange Act, as such registration statement may be amended from time to time.

          "Franchise Agreements" means all franchise agreements to which Manor Care or any Lodging Subsidiary is a party, pursuant to which Manor Care (either directly or through any such Lodging Subsidiary) has granted franchise rights with respect to the operation of hotel properties, and in exchange therefor, receives franchise fees, royalties, license fees and service fees.

          "Gaithersburg Sublease Agreement" means the agreement to be entered into between Manor Care and Choice, on or before the Distribution Date with respect to property located in Gaithersburg, Maryland, in substantially the form set forth as Exhibit D, as amended from time to time.

          "Healthcare Business" means any business conducted now or in the future by Manor Care that is not part of the Lodging Business.

          "Indemnifiable Loss" has the meaning specified in Section 4.01.

          "Information Statement" means the information statement in the form sent to each holder of Manor Care Common Stock in connection with the Distribution.

          "Insurance Charges" has the meaning specified in Section 5.10(c)(ii).









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          "IRS Ruling" means the ruling of the Internal Revenue Service dated
January 22, 1996 that the Distribution should not be taxable to Manor Care or the stockholders of Manor Care pursuant to Section 355 of the Code.

          "Liabilities" means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever arising, including all costs and expenses relating thereto, under any law, rule, regulation, action, order or consent decree of any governmental entity or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

          "Loan Agreement" means the Loan Agreement to be entered into among MNR and Choice, on or before the Distribution Date, providing for the recapitalization of the Promissory Notes and repayment of certain advances made by Manor Care to one or more of the Lodging Subsidiaries prior to the Distribution Date, in substantially the form set forth as Exhibit E, as amended from time to time.

          "Lodging Business" has the meaning specified in the first recital of this Agreement.

          "Lodging Subsidiaries" has the meaning specified in the first recital of this Agreement.

          "Manor Care Common Stock" means the outstanding shares of common stock, par value $.10 per share, of Manor Care.

          "Manor Care Liabilities" means all of (i) the Liabilities of Manor Care under this Agreement, (ii) the Liabilities of Manor Care (other than any Choice Liabilities), whether arising before, on or after the Distribution Date,
(iii) (X) any third-party claims arising from the conduct or operation of the Lodging Business or the ownership or use of assets in connection therewith prior to the Distribution Date if such claims are Covered Claims, (Y) any self-insured retention or deductible for such Covered Claims that would be covered but for such retention or deductible other than any amount payable by Choice in respect of Shock Losses pursuant to Section 5.10(a), (Z) any letters of credit of Manor Care in favor of an insurance carrier relating to such retention or deductible,
(iv) the Assisted Living Liabilities and (v) any claims, losses, damages, demands, costs, expenses or liabilities for










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                                       -7-



any Tax (which shall be governed by the Tax Sharing Agreement and Sections 4.11 and 5.07 hereof).

          "MNR" means MNR Finance Corp., a Delaware corporation.

          "Pikesville Sublease Agreement" means the agreement to be entered into between Manor Care and Choice, on or before the Distribution Date, with respect to the Subleased Hotel, in substantially the form set forth as Exhibit F, as amended from time to time.

          "Procurement Services Agreement" means the agreement to be entered into between Manor Care and Choice, on or before the Distribution Date, providing for certain matters relating to procurement of products and supplies used in the Lodging Business, in substantially the form set forth as Exhibit G, as amended from time to time.

          "Promissory Notes" means promissory notes issued by Boulevard Motel Corp. in the aggregate principal amount of $225,722,500.

          "Record Date" means the date determined by Manor Care's Board of Directors as the date for determining the stockholders of record of Manor Care entitled to receive the Distribution, which record date is contemplated to be October 10, 1996, subject to fulfillment of certain conditions to the Distribution set forth herein.

          "Risk Management Consulting Services Agreement" means the agreement to be entered into between Manor Care and Choice on or prior to the Distribution Date relating to risk management, in substantially the form set forth as Exhibit H, as amended from time to time.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Silver Spring Lease Agreement" means the lease agreement to be entered into by Manor Care and Choice, on or before the Distribution Date, with respect to property located in Silver Spring, Maryland, in substantially the form set forth as Exhibit I, as amended from time to time.

          "Subleased Hotel" means the Comfort Inn Hotel located at 100 Wooded Way, Pikesville, Maryland 21208, which prior to











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                                    -8-



the Distribution Date was operated by Manor Care under a lease from a third party.

          "Tax" shall have the meaning given to such term in the Tax Sharing Agreement.

          "Tax Administration Agreement" means the agreement to be entered into between Manor Care and Choice on or prior to the Distribution Date providing for certain tax administration matters, in substantially the form set forth as Exhibit J, as amended from time to time.

          "Tax Sharing Agreement" means the agreement to be entered into between Manor Care and Choice on or prior to the Distribution Date providing for certain tax related matters, in substantially the form set forth as Exhibit K, as amended from time to time.

          "Time Sharing Agreement" means the agreement to be entered into between Manor Care and Choice, on or before the Distribution Date, providing for the use of certain aircraft, in substantially the form set forth as Exhibit L, as amended from time to time.

          "Trademark Agreement" means the agreement to be entered into between Manor Care and Choice, on or before the Distribution Date, providing for certain matters relating to the transfer of certain trademarks and other intellectual property, in substantially the form set forth as Exhibit M, as amended from time to time.

          "Transferred Assets" has the meaning specified in Section 2.01.


                                   ARTICLE II

                          TRANSFER OF LODGING BUSINESS


          Section 2.01. Transfer of Assets. Prior to the Distribution Date, Manor Care shall take or shall cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Choice of all of Manor Care's and its subsidiaries' rights, title and interest in the assets listed below (collectively, the "Transferred Assets"):










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                                    -9-



            (a) the shares of common stock and preferred stock, if any, and associated goodwill, of the Direct Lodging Subsidiaries owned by Manor Care as set forth on Schedule 1;

            (b) the hotels described on Schedule 2.01(b) (the "Transferred Hotels") and the real property on which such hotels are located and all fixtures, furnishings, furniture, equipment, supplies and other tangible personal property located at the Transferred Hotels and the Subleased Hotel;

            (c) all contracts, agreements (including Franchise Agreements), arrangements or commitments of any kind and all licenses and permits of Manor Care that relate exclusively to the Transferred Hotels and the Subleased Hotel;

            (d) the trademarks, service marks, goodwill and other intangible properties and rights covered by the Assignment of Marks Agreement; and

            (e) all books, records and files of, or relating exclusively to, the Lodging Business.

          Section 2.02. Assignment and Assumption of Liabilities. On or prior to the Distribution Date, Manor Care shall assign to Choice and Choice shall assume all of the Choice Liabilities. Except as set forth in one or more of the Ancillary Agreements, from and after the Distribution Date, (i) Choice shall, and/or shall cause its subsidiaries to, assume, pay, perform and discharge in due course all of the Choice Liabilities, and (ii) Manor Care shall, and/or shall cause its subsidiaries to, pay, perform and discharge in due course all of the Manor Care Liabilities and have assigned all of the Assumed Liabilities to Choice.

          Section 2.03. Assisted Living Facilities. (a) Prior to the transfer of the Transferred Assets, Boulevard Motel Corp., a Direct Lodging Subsidiary, shall transfer to Manor Care the assisted living facilities described on
Schedule 2.03, including the real property on which such facilities are located, and all (i) fixtures, furnishings, furniture, equipment, supplies and other tangible personal property located at such facilities, and (ii) contracts, agreements, arrangements or commitments of any kind, and all licenses and permits and books, records and files, in each case that relate to such facilities.










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                                   -10-



          (b) Manor Care shall, and/or shall cause its subsidiaries to, assume, pay, perform and discharge in due course all of the Assisted Living Liabilities.

          Section 2.04. Transfers Not Effected Prior to the Distribution Date. To the extent any transfers contemplated by this Article II shall not have been fully effected prior to the Distribution Date, Manor Care and Choice shall cooperate to effect such transfers as promptly as possible following the Distribution Date. Nothing herein shall be deemed to require the transfer of any assets or the assumption of any Liabilities that by their terms or by operation of law cannot be transferred or assumed; provided, however, that Manor Care and Choice and their respective subsidiaries and Affiliates shall cooperate in seeking to obtain any necessary consents or approvals for the transfer of all assets and Liabilities as contemplated by this Article II. In the event that any such transfer of assets or Liabilities has not been consummated as of the Distribution Date, the party retaining such asset or Liability shall thereafter hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, and take such other actions as may be reasonably required in order to place the parties, insofar as reasonably possible, in the same position as would have existed had such asset been transferred or such Liability been assumed as contemplated hereby. As and when any such asset or Liability becomes transferable, such transfer and assumption shall be effected forthwith. Manor Care and Choice agree that, as of the Distribution Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the assets, together with all of the rights, powers and privileges incidental thereto, that such party is entitled to acquire pursuant to the terms of this Agreement.

          Section 2.05. NO REPRESENTATIONS OR WARRANTIES; CONSENTS. EACH OF THE PARTIES HERETO UNDERSTANDS AND AGREES THAT NO PARTY HERETO IS, IN THIS AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE, REPRESENTING OR WARRANTING IN ANY WAY AS TO THE VALUE OR FREEDOM FROM ENCUMBRANCE OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE LEGAL SUFFICIENCY TO CONVEY TITLE TO ANY ASSET TRANSFERRED PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CONVEYANCING OR ASSUMPTION INSTRUMENTS. IT IS ALSO AGREED AND UNDERSTOOD THAT THERE ARE NO WARRANTIES WHATSOEVER, EXPRESS OR










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                                   -11-



IMPLIED, GIVEN BY EITHER PARTY TO THE AGREEMENT, AS TO THE CONDITION, QUALITY, MERCHANTABILITY OR FITNESS OF ANY OF THE ASSETS, BUSINESSES OR OTHER RIGHTS TRANSFERRED OR RETAINED BY THE PARTIES, AS THE CASE MAY BE, AND ALL SUCH ASSETS, BUSINESSES AND OTHER RIGHTS SHALL BE "AS IS, WHERE IS" AND "WITH ALL FAULTS" (PROVIDED THAT THE ABSENCE OF WARRANTIES GIVEN BY THE PARTIES SHALL NOT NEGATE THE ALLOCATION OF LIABILITIES UNDER THIS AGREEMENT AND SHALL HAVE NO EFFECT ON ANY MANUFACTURERS, SELLERS, OR OTHER THIRD PARTY WARRANTIES THAT ARE INTENDED TO BE TRANSFERRED WITH SUCH ASSETS). SIMILARLY, EACH PARTY HERETO UNDERSTANDS AND AGREES THAT NO PARTY HERETO IS, IN THIS AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE, REPRESENTING OR WARRANTING IN ANY WAY THAT THE OBTAINING OF ANY CONSENTS OR APPROVALS, THE EXECUTION AND DELIVERY OF ANY AMENDATORY AGREEMENTS AND THE MAKING OF ANY FILINGS OR APPLICATIONS CONTEMPLATED BY THIS AGREEMENT WILL SATISFY THE PROVISIONS OF ANY OR ALL APPLICABLE LAWS OF JUDGMENTS OR OTHER INSTRUMENTS OR AGREEMENTS RELATING TO SUCH ASSETS. Notwithstanding the foregoing, the parties shall use their good faith efforts to obtain all consents and approvals, to enter into all reasonable amendatory agreements and to make all filings and applications contemplated by this Agreement, and shall take all such further actions as shall be deemed reasonably necessary to preserve for each of Manor Care and Choice, to the greatest extent reasonably feasible, consistent with this Agreement, the economic and operational benefits of the allocation of assets provided for in this Agreement. In case at any time after the Distribution Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action, provided, that any financial cost shall be borne by the party receiving the benefit of the action.

          Section 2.06. Conveyancing and Stock Assumption Instruments. In connection with the asset and stock transfers and the assumptions of Liabilities contemplated by this Agreement, the parties shall execute or cause to be executed by the appropriate entities conveyancing and assumption instruments, including using reasonable efforts to obtain from third-parties appropriate releases and novations, in such forms as the parties shall reasonably agree, including deeds as may be appropriate, the assignment of trademarks and franchise rights, and the assignment and assumption of existing lease agreements. Any transfer of capital stock shall be effected by means of delivery of stock certificates and executed stock powers and notation on the stock record books of the corporation or other










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                                   -12-



legal entities involved and, to the extent required by applicable law, by notation on public registries.

          Section 2.07. Cash Allocation.

          (a) Cash Allocation on the Distribution Date. The allocation between Manor Care and Choice of all domestic and international cash bank balances, short-term investments and outstanding checks and drafts of Manor Care and its subsidiaries recorded per the books of Manor Care and its subsidiaries shall be in accordance with the following:

            (i) all cash received in, and deposits of cash, checks, drafts or short-term investments made to, depositary accounts as of the close of business on the Distribution Date shall be remitted to Manor Care; and

           (ii) all petty cash of the Lodging Business shall be allocated to Choice on the Distribution Date; and

          (iii) all Liabilities for payment of outstanding checks or drafts drawn on or prior to the Distribution Date on accounts allocated to Choice pursuant to Section 2.07(b) shall be paid by Choice.

          (b) Cash Management After the Distribution Date. The petty cash, depositary and disbursement accounts of the Lodging Business shall be transferred to Choice on the Distribution Date after the allocations are made pursuant to Section 2.07(a)(i) and (ii). Choice shall establish and maintain a separate cash management system and accounting records with respect to the Lodging Business effective as of 12:01 a.m. New York time on the day following the Distribution Date.

          (c) For purposes of this Section 2.07, the parties contemplate that the Lodging Business and the businesses to be retained by Manor Care after the Distribution, including, but not limited to, the administration of accounts payable and accounts receivable, will be conducted in the ordinary course of business consistent with past practice prior to the Distribution Date.

          (d) For purposes of this Section 2.07, any disagreement or dispute shall be resolved by the Assistant Treasurer of Manor Care, which resolution shall be binding and final upon each of the parties hereto and not subject to further review.








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                                   -13-



                                   ARTICLE III

                                THE DISTRIBUTION


          Section 3.01. Cooperation Prior to the Distribution. (a) Manor Care and Choice have prepared, and Manor Care shall mail to the holders of Manor Care Common Stock, the Information Statement, which sets forth disclosure concerning Choice, the Distribution and other matters. Manor Care and Choice have also prepared, and Choice has filed with the Commission, the Form 10, which includes or incorporates by reference the Information Statement. Manor Care and Choice shall use their reasonable efforts to cause the Form 10 to become effective under the Exchange Act.

          (b) Manor Care and Choice shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by the Employee Benefits and Other Matters Allocation Agreement.

          (c) Manor Care and Choice shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement.

          (d) Choice has prepared and filed a preliminary listing application and will pursue the approval of the application to permit listing of the Choice Common Stock on the New York Stock Exchange.

          Section 3.02. Conduct of Lodging Business Pending Distribution.

          (a) Prior to the Distribution Date, the Lodging Business shall be operated by Manor Care for the sole benefit of Manor Care and its stockholders.

          (b) Prior to the Distribution Date, Choice shall have no operations or conduct any business except in preparation for the consummation of the transactions contemplated by this Agreement.

          Section 3.03. Manor Care Board Action; Conditions Precedent to the Distribution. Manor Care's Board of Directors shall, in its sole discretion, establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall, unless waived by Manor Care in its sole discretion, have been satisfied:

            (a) all necessary regulatory approvals and consents of third parties shall have been received;

            (b) the Form 10 shall have been declared effective under the Exchange Act;

            (c) a favorable response shall have been received from the Staff of the Commission with respect to Manor Care's no-action request concerning, among other things, whether the Distribution may be effected without registration of the Choice Common Stock under the Securities Act;

            (d)  the Choice Credit Facility shall be available;

            (e) Choice's Board of Directors, as named in the Form 10, shall have been elected by Manor Care, as sole stockholder of Choice, and the Choice Certificate and Choice Bylaws shall be in effect;

            (f) the Choice Common Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

            (g) Manor Care's Board of Directors shall have formally approved the Distribution and shall not have abandoned, deferred or modified the Distribution at any time prior to the Distribution Date;

            (h) The IRS Ruling shall be in full force and effect and shall not have been modified and the representations made to the IRS therein shall be true in all material respects;

            (i) the transactions contemplated by Sections 2.01 and 2.02 and
      Article V shall have been consummated in all material respects and each of the Ancillary Agreements, in form and substance satisfactory to Manor Care, shall have been executed by the parties thereto and each of the transactions contemplated by the Ancillary Agreements to be consummated on or prior to the Distribution Date shall have been consummated;

            (j) Choice shall have obtained, or Manor Care shall have obtained for Choice, insurance (or binders therefor) providing coverage to Choice similar to the coverage provided by insurance in place prior to the Distribution Date;

            (k) Manor Care shall have amended and restated the Existing Credit Facility on terms acceptable to it in its sole discretion; and

            (l) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect preventing the payment of the Distribution;

provided that the satisfaction of such conditions shall not create any obligation on the part of Manor Care to effect the Distribution or in any way limit Manor Care's power of termination set forth in Section 8.01 or alter the consequences of any such termination from those specified in such Section.

          Section 3.04. Outstanding Choice Stock. On or prior to the Distribution Date, Manor Care and Choice shall take all steps necessary to increase the outstanding shares of Choice Common Stock so that immediately prior to the Distribution, Manor Care will hold a number of shares of Choice Common Stock equal to the number of shares of Manor Care Common Stock outstanding on the Record Date.

          Section 3.05. The Distribution. On the Distribution Date, or as soon thereafter as practicable, subject to the conditions set forth in this Agreement, Manor Care shall deliver to the Distribution Agent a certificate or certificates representing all of the then outstanding shares of Choice held by Manor Care, endorsed in blank, and shall instruct the Distribution Agent to distribute to each holder of record of Manor Care Common Stock on the Record Date a certificate or certificates representing one share of Choice Common Stock for each share of Manor Care Common Stock so held. Choice agrees to provide all certificates for shares of Choice Common Stock that the Distribution Agent shall require in order to effect the Distribution.

                                   ARTICLE IV

                                 INDEMNIFICATION


          Section 4.01. Choice Indemnification of Manor Care. Except as otherwise expressly provided in any of the Ancillary Agreements hereof, from and after the Distribution Date, Choice shall indemnify, defend and hold harmless Manor Care and its subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "Manor Care Indemnitees") from and against any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any or all such investigations or any and all Actions or threatened Actions) (collectively, "Indemnifiable Losses") incurred or suffered by any of the Manor Care Indemnitees and arising out of or related to the failure of Choice or any of its subsidiaries to pay, perform or otherwise discharge any of the Choice Liabilities.

          Section 4.02. Manor Care Indemnification of Choice. Except as otherwise expressly provided in any of the Ancillary Agreements, from and after the Distribution Date, Manor Care shall indemnify, defend and hold harmless Choice and its subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "Choice Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the Choice Indemnitees and arising out of or related to the failure of Manor Care or any of its subsidiaries to pay, perform or otherwise discharge any of the Manor Care Liabilities.

          Section 4.03. Notice and Payment of Claims. If any Manor Care Indemnitee or Choice Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by Choice or Manor Care, as the case may be (the "Indemnifying Party"), under this Article IV (other than in connection with any Action subject to Section 4.04), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 15 days after receipt of such notice, either (i) pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) or (ii) object to the claim for indemnification or the amount thereof by giving the Indemnified Party written notice setting forth the grounds therefor. Any objection shall be resolved in accordance with Section 8.13. If the Indemnifying Party does not give such notice, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

          Section 4.04. Notice and Defense of Third-Party Claims. (a) Promptly following the earlier of (a) receipt of written notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party, or (b) receipt of written information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "Third-Party Claim"), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 4.04 shall not relieve the Indemnifying Party of its obligations under this agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail and shall indicate the amount of the Indemnifiable Loss that has been or will be sustained by the Indemnified Party.

          (b) Within 30 days after receipt of such notice, the Indemnifying Party may, by giving written notice thereof to the Indemnified Party, (i) acknowledge liability for and at its option elect to assume the defense of such Third-Party Claim at its sole cost and expense, or (ii) object to the claim of indemnification for such Third-Party Claim setting forth the grounds therefor. Any objection shall be resolved in accordance with Section 8.13. If the Indemnifying Party does not within such 30-day period give the Indemnified Party such notice, the Indemnifying Party shall be deemed to have acknowledged its liability for such Third- Party Claim.

          (c) Any defense of a Third-Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to Manor Care in the case of Manor Care Indemnitees and Choice in the case of Choice Indemnitees. The Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party's sole cost and expense; provided that if the defendants or parties against which relief is sought in any such claim include both the Indemnifying Party and one or more Indemnified Parties and, in the reasonable judgment of Manor Care in the case of Manor Care Indemnitees and Choice in the case of Choice Indemnitees, a conflict of interest between such Indemnified Parties and such Indemnifying Party exists in respect of such claim, such Indemnified Parties shall have the right to employ one firm of counsel selected by Manor Care or Choice, as the case may be, and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party.

          (d) If the Indemnifying Party assumes the defense of a Third- Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided that without the prior written consent of Manor Care in the case of Manor Care Indemnitees and Choice in the case of Choice Indemnitees, the Indemnifying Party may not agree to any such settlement unless as a condition to such settlement the Indemnified Party receives a written release from any and all liability relating to such Third-Party Claim and such settlement or compromise does not include any remedy or relief to be applied to or against the Indemnified Party, other than monetary damages for which the Indemnifying Party shall be responsible hereunder.

          (e) If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification under this Article IV, Manor Care in the case of Manor Care Indemnitees and Choice in the case of Choice Indemnitees may pursue the defense of such Third-Party Claim and choose one firm of counsel in connection therewith. The Indemnifying Party is required to reimburse Manor Care or Choice, as the case may be, on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and reasonable out-of-pocket expenses incurred by Manor Care in the case of Manor Care Indemnitees and Choice in the case of Choice Indemnitees in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto; provided that the Indemnifying Party shall not be liable for any settlement effected without the consent of

Manor Care in the case of Manor Care Indemnitees and Choice in the case of Choice Indemnitees, which consent shall not be unreasonably withheld.

          (f) The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within 15 days after the final resolution of such Third-Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise) or, in the case of any Third-Party Claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party's objection has been resolved pursuant to Section 8.13.

          Section 4.05. Insurance Proceeds. The amount that any Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this
Article IV shall be reduced (including, without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Parties in reduction of the related Indemnifiable Loss. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive insurance proceeds, or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received after deducting therefrom all of the Indemnified Party's costs and expenses associated with the recovery of any such amount.

          Section 4.06. Contribution. If the indemnification provided for in this Article IV is unavailable to an Indemnified Party in respect of any Indemnifiable Loss arising out of or related to information contained in or omitted from the Information Statement or the Form 10, then Choice, in lieu of indemnifying the Manor Care Indemnitees, shall contribute to the amount paid or payable by the Manor Care Indemnitees as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Choice, on the one hand, and Manor Care, on the other hand, in connection with the statements or omissions that resulted in such Indemnifiable Loss. The relative fault of the Choice Indemnitees on the one hand and of the Manor Care Indemnitees on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information concerning Choice on the one hand or Manor Care on the other hand.

          Section 4.07. Subrogation. In the event of payment by an Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Third-Party Claim. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

          Section 4.08. No Third-Party Beneficiaries. This Article IV shall inure to the benefit of, and be enforceable by, Manor Care, the Manor Care Indemnitees, Choice and the Choice Indemnitees and their respective successors and permitted assigns. The indemnification provided for by this Article IV shall not inure to the benefit of any other third party or parties and shall not relieve any insurer who would otherwise be obligated to pay any claim of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provide any subrogation rights with respect thereto and each party agrees to waive such rights against the other to the fullest extent permitted.

          Section 4.09. Remedies Cumulative. The remedies provided in this
Article IV shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party. The procedures set forth in this
Article IV, however, shall be the exclusive procedures governing any indemnity action brought under this Article IV or otherwise relating to Indemnifiable Losses; provided, however, that nothing in this Article IV shall be deemed to govern any indemnity action brought under Article VII relating to Indemnifiable Claims.

          Section 4.10. Survival of Indemnities. The obligations of each of Manor Care and Choice under this Article IV shall survive the sale or other transfer by it of any assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such assets, businesses or Liabilities.

          Section 4.11. After-Tax Indemnification Payments. Except as otherwise expressly provided herein or in an

Ancillary Agreement, any indemnification payment made by any Indemnifying Party under this Article IV shall be computed by taking into account the value of any and all applicable deductions, losses, credits, offsets or other items for Federal, state or other tax purposes attributable to the payment of the indemnified liability by the Indemnified Party and any Tax incurred by the Indemnified Party attributable to receipt of the indemnification payment.


                                    ARTICLE V

                           CERTAIN ADDITIONAL MATTERS


          Section 5.01. Intercompany Accounts. On the Distribution Date, Manor Care shall contribute to MNR the Promissory Notes and MNR and Choice shall execute the Loan Agreement. All intercompany amounts payable or receivable by Manor Care or Choice to the other not covered by the Loan Agreement shall be cancelled on the Distribution Date.

          Section 5.02. Manor Care Guarantees. (a) After the Distribution Date, Manor Care shall continue and maintain, in full force and effect, the guarantees issued by Manor Care (the "Guaranteed Obligations"), set forth on Schedule 5.02(a) hereto, with respect to certain obligations of the Lodging Business. Choice shall use its reasonable best efforts to obtain a release of Manor Care from its obligations under the Guaranteed Obligations if and to the extent that such efforts are consistent with the business of Choice and do not adversely affect the relationship between Choice and the other parties to the Guaranteed Obligations. Choice shall provide to Manor Care, so long as the Guaranteed Obligations have not been fully and finally discharged, such information or certificates as Manor Care shall reasonably request regarding the financial position of Choice and the status of the Guaranteed Obligations.

          (b) Choice agrees to pay to Manor Care on the Distribution Date and on each anniversary of the Distribution Date thereafter until the Guaranteed Obligations are terminated a guarantee fee equal to 2% per annum of the aggregate principal amount of obligations (including financing leases) subject to such guarantees outstanding on the Distribution Date or the relevant anniversary of the Distribution Date. Such fee is not subject to any refund and shall not be prorated.

          (c) Neither Choice nor any subsidiary thereof shall take any action (including, without limitation, by amendment, renewal or extensions of any Guaranteed Obligations (or any part thereof), except for any such change in any Guaranteed Obligation that is caused by the exercise of rights contained in the agreements governing the underlying obligation as in effect on the Distribution
Date) that could reasonably be expected to adversely affect Manor Care's potential liability with respect to the Guaranteed Obligations, whether by increasing the likelihood or amount of any such liability, extending the time during which such liability remains outstanding or otherwise.

          Section 5.03. Ancillary Agreements. On or prior to the Distribution Date, Manor Care and Choice shall execute and deliver the Ancillary Agreements.

          Section 5.04. Choice Officers and Board of Directors. On or prior to the Distribution Date, Manor Care shall take, and shall cause Choice to take, all actions necessary to appoint as officers and directors of Choice those persons named in the Form 10 to constitute the officers and directors of Choice on the Distribution Date.

          Section 5.05. Choice Certificate of Incorporation and By-laws. Prior to the Distribution Date, Manor Care shall take all action necessary to cause the certificate of incorporation and by-laws of Choice to be amended and restated substantially in the form attached to the Form 10 as exhibits thereto.

          Section 5.06. Credit Facilities. (a) Prior to the Distribution Date, Manor Care shall take all necessary action to replace its credit facility so as to release Choice and the Lodging Subsidiaries from any liability or obligation with respect thereto from and after the Distribution Date.

          (b) Prior to the Distribution Date, Manor Care and Choice shall take all necessary action to obtain the Choice Credit Facility.

          Section 5.07. Sales and Transfer Taxes. Manor Care and Choice agree to cooperate to determine the amount of sales, transfer or other taxes or fees (including, without limitation, all real estate, patent, copyright and trademark transfer taxes and recording fees) payable in connection with the transactions contemplated by this Agreement (the "Transaction Taxes").

Manor Care agrees to file promptly and timely the returns for such Transaction Taxes with the appropriate taxing authorities and remit payment of the Transaction Taxes and Choice will join in the execution of any such tax returns or other documentation. Payment of all such Transaction Taxes shall be the responsibility of Choice and shall be reimbursed to Manor Care by Choice promptly upon request by Manor Care.

          Section 5.08. Certain Post-Distribution Transactions. Each of Manor Care and Choice shall, and shall cause each of their respective subsidiaries to, comply in all material respects with each representation and statement made, or to be made, to any taxing authority in connection with the IRS Ruling or any other ruling obtained, or to be obtained, by Manor Care and Choice acting together, from any such taxing authority with respect to any transaction contemplated by this Agreement.

          Section 5.09. Non-Competition Agreement.

          (a) Manor Care. Until five years after the Distribution Date, Manor Care and its subsidiaries shall not, without the express written consent of Choice, compete with the Lodging Business of Choice, provided that this covenant shall not prevent Manor Care or any of its subsidiaries from engaging in any line of business in which Choice is not engaged, or in which Choice is prohibited by law or by contract from engaging, on the Distribution Date, including, without limitation, the business conducted by the Assisted Living Facilities, any independent living facilities and any business similar thereto.

          (b) Choice. Until five years after the Distribution Date, Choice and its subsidiaries shall not, without the express written consent of Manor Care, compete with the Healthcare Business of Manor Care, including, without limitation, the business conducted by the Assisted Living Facilities, any independent living facilities or any business similar thereto.

          Section 5.10. Insurance Policies and Claims Administration.

          (a) Manor Care to Maintain Insurance Coverage Prior to Distribution Date. Manor Care shall use reasonable efforts to maintain in full force and effect at all times up to and including the Distribution Date its current property and casualty insurance programs, including, without limitation, primary and excess general liability, automobile, workers' compensation, property and crime insurance policies (collectively, the "Policies" and individually, a "Policy"). Manor Care and its subsidiaries shall retain with respect to any Covered Claims as set forth on Schedule 5.10(a) relating to periods prior to the Distribution Date all of their respective rights, benefits and privileges, if any, under such Policies. To the extent not already provided for by the terms of a Policy, Manor Care shall use reasonable efforts to cause Choice and its subsidiaries, as appropriate, to be named as additional insureds under such Policy in respect of Covered Claims arising or relating to periods prior to the Distribution Date; provided, however, that nothing contained herein shall be construed to require Manor Care or any of its subsidiaries to pay any additional premium or other charges in respect to, or waive or otherwise limit any of its rights, benefits or privileges under, any such Policy to effect the naming of Choice and its subsidiaries as such additional insureds; provided, further, that with respect to any existing Covered Claim that Manor Care determines, in its sole discretion, has a potential total out-of-pocket cost to Manor Care in excess of $250,000 (including loss reserves and actual cash payments, if any), as set forth on Schedule 5.10(a) (collectively, "Shock Losses"), it is specifically understood that (x) if the amount of Insurance Charges actually payable by Manor Care with respect to such Shock Loss shall be equal to or exceed $250,000, the full amount of such payment shall be the responsibility of, and shall be paid by, Choice and (y) if the amount of Insurance Charges actually payable by Manor Care with respect to such Shock Loss shall be less than $250,000, such amount shall be the responsibility of, and shall be paid by, Manor Care.

          (b) Choice Responsible for Establishing Insurance Coverage on and After Distribution Date. Commencing on and as of the Distribution Date, Choice and each of its subsidiaries shall be responsible for establishing and maintaining its own separate insurance programs (including, without limitation, primary and excess general liability, automobile, workers' compensation, property, director and officer liability, fire, crime, surety and other similar insurance policies) for activities and claims relating to any period on or after the Distribution Date involving Choice or any of its subsidiaries. Notwithstanding any other agreement or understanding to the contrary, except as set forth in Section 5.10(a) with respect to Covered Claims relating to periods prior to the Distribution Date and Section 5.10(c) with respect to claims administration and financial administration of the Policies, neither Manor

Care nor any of its subsidiaries shall have any responsibility for or obligation to Choice or its subsidiaries relating to liability and casualty insurance matters for any period, whether prior to, at or after the Distribution Date.

          (c) Administration and Procedure. (i) Manor Care or a subsidiary of Manor Care, as appropriate, shall be responsible for the claims administration and financial administration of all Policies for Covered Claims relating to the assets, ownership or operation prior to the Distribution Date of the Lodging Business; provided, however, that such retention by Manor Care of the Policies and the responsibility for claims administration and financial administration of the Policies are in no way intended to limit, inhibit or preclude any right to insurance coverage for any Covered Claims of a named insured under the Policies. Manor Care shall be entitled to compensation for and reimbursement of expenses incurred in connection with performing the claims administration and financial administration of the Policies in accordance with the terms of the Corporate Services Agreement. Except as set forth in the Risk Management Consulting Services Agreement, Choice or a subsidiary thereof, as appropriate, shall be responsible for all administrative and financial matters relating to insurance policies established and maintained by Choice and its subsidiaries for claims relating to any period on or after the Distribution Date involving Choice or any of its subsidiaries.

          (ii) Choice shall notify Manor Care of any Covered Claim relating to Choice or a subsidiary thereof under one or more of the Policies relating to any period prior to the Distribution Date, and Choice agrees to cooperate and coordinate with Manor Care concerning any strategy Manor Care may reasonably elect to pursue to secure coverage and payment for such Covered Claim by the appropriate insurance carrier. Notwithstanding anything contained herein, in any other agreement or applicable Policy or any understanding to the contrary, Choice or an appropriate subsidiary thereof assumes responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, retrospectively- rated premiums, defense costs, indemnity payments, deductibles, retentions or other charges, as appropriate (collectively, "Insurance Charges"), whenever arising, which shall become due and payable under the terms and conditions of any applicable Policy in respect of any liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, involving or relating to any of the assets, businesses, operations or liabilities of Choice or any of its subsidiaries, which charges relate to

(i) any Shock Losses to the extent set forth in Section 5.10(a) or (ii) the period after the Distribution Date. To the extent that the terms of any applicable Policy provide that Manor Care or a subsidiary thereof, as appropriate, shall have an obligation to pay or guarantee the payment of any Insurance Charges, Manor Care or such subsidiary shall be entitled to demand that Choice or a subsidiary thereof make such payment directly to the person or entity entitled thereto. In connection with any such demand, Manor Care shall submit to Choice or a subsidiary thereof a copy of any invoice received by Manor Care or a subsidiary pertaining to such Insurance Charges, together with appropriate supporting documentation, if available. In the event that Choice or its subsidiary fails to pay any Insurance Charges when due and payable, whether at the request of the party entitled to payment or upon demand by Manor Care or a subsidiary of Manor Care, Manor Care or a subsidiary of Manor Care may (but shall not be required to) pay such Insurance Charges for and on behalf of Choice or its subsidiary and, thereafter, Choice or its subsidiary shall forthwith reimburse Manor Care or such subsidiary of Manor Care for such payment.


                                   ARTICLE VI

                              ACCESS TO INFORMATION


          Section 6.01. Delivery of Corporate Records. Each of Manor Care and Choice shall arrange as soon as practicable following the Distribution Date for the delivery to the other of existing corporate governance documents (e.g. minute books, stock registers, stock certificates, documents of title, etc.) in its possession relating to the other or to its business and affairs.

          Section 6.02. Access to Information. From and after the Distribution Date each of Manor Care and Choice shall afford the other, including its accountants, counsel and other designated representatives, reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contacts, instruments, computer data and other data and information in such party's possession relating to the business and affairs of the other (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other party including, without limitation, for audit, accounting and litigation purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

          Section 6.03. Litigation Cooperation. Each of Manor Care and Choice shall use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other prior to the Distribution Date in which the requesting party may from time to time be involved.

          Section 6.04. Reimbursement. Each party providing information or witnesses under Sections 6.01, 6.02 or 6.03 to the other shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such information or witnesses.

          Section 6.05. Retention of Records. Except as otherwise required by law or agreed to in writing, each party shall, and shall cause each of its respective subsidiaries to, retain all information relating to the other party's business in accordance with the past practice of such party. Notwithstanding the foregoing, except as provided in the Tax Sharing Agreement, any party may destroy or otherwise dispose of any information at any time, providing that, prior to such destruction or disposal, (a) such party shall provide no less than 90 days' prior written notice to the other party, specifying the information proposed to be destroyed or disposed of, and (b) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

          Section 6.06. Confidentiality. Each party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information concerning the other party (except to the extent that such information can be shown to have been (a) in the public domain through no fault of such party, (b) later lawfully acquired on a non-confidential basis from other sources by the party to which it was furnished or (c) information that typically would have been disclosed by Manor Care or Choice, as the case may be, in the ordinary course of business consistent with past practice). Neither party shall release or disclose any such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of and comply with the provisions of this Section 6.06.

          Section 6.07. Mail. After the Distribution Date, each of Manor Care and Choice may receive mail, telegrams, packages and other communications properly belonging to the other. Accordingly, at all times after the Distribution Date, each of Manor Care and Choice authorizes the other to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for the other party or any of the other party's officers or directors specifically in their capacities as such, and to retain the same to the extent that they relate to the business of the receiving party or, to the extent that they do not relate to the business of the receiving party and do relate to the business of the other party, or to the extent that they relate to both businesses, the receiving party shall promptly contact the other party by telephone for delivery instructions and such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) shall promptly be forwarded to the other party in accordance with its delivery instructions. The foregoing provisions of this Section 6.07 shall constitute full authorization to the postal authorities, all telegraph and courier companies and all other persons to make deliveries to Manor Care or Choice, as the case may be, addressed to either of them or to any of their officers or directors specifically in their capacities as such. The provisions of this Section 6.07 are not intended to and shall not be deemed to constitute an authorization by either Manor Care or Choice to permit the other to accept service of process on its behalf, and neither party is or shall be deemed to be the agent of the other for service of process purposes or for any other purpose.

                                   ARTICLE VII

                              INTENTIONALLY OMITTED

                                  ARTICLE VIII

                                  MISCELLANEOUS


          Section 8.01. Termination. This Agreement may be terminated and the Distribution deferred, modified or abandoned at any time prior to the Distribution Date by and in the sole discretion of the Board of Directors of Manor Care without the approval of Choice or of Manor Care's stockholders. In the event of such termination, no party shall have any liability to any other party pursuant to this Agreement.

          Section 8.02. Expenses. Except as specifically provided in this Agreement or in an Ancillary Agreement, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and with the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring the expense. The determination of who has incurred an expense shall be made by the Chief Financial Officer of Manor Care, which determination shall be binding and final upon each of the parties hereto and not subject to further review. In addition, it is understood and agreed that Choice shall pay the legal, filing, accounting, printing and other accountable and out-of-pocket expenditures in connection with (i) the preparation, printing and filing of the Form 10 and the Information Statement,
(ii) obtaining of the Choice Credit Facility and (iii) amending the Existing Credit Facility.

          Section 8.03. Notices. All notices and communications under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly given when received addressed as follows:

                  If to Manor Care, to:

                        Manor Care, Inc.
                        11555 Darnestown Rd.
                        Gaithersburg, Maryland  20878-3200
                        Attn: General Counsel
                        Telecopy Number: 301-979-4007

                  If to Choice, to:

                        Choice Hotels International, Inc.
                        10750 Columbia Pike
                        Silver Spring, Maryland 20901
                        Attn: General Counsel
                        Telecopy Number: 301-979-4062

Any party may, by written notice so delivered to the other parties, change the address to which delivery of any notice shall thereafter be made.

          Section 8.04. Amendment and Waiver. This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the parties hereto. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

          Section 8.05. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

          Section 8.06. Governing Law; Jurisdiction; Forum. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware, without regard to the conflicts of law rules of such state. Each party hereto agrees that any action or proceeding to enforce, or which arises out of or in any way relates to, directly or indirectly, this Agreement, or any of the Ancillary Agreements, shall, subject to Section 8.13, be brought or prosecuted in state court or courts in the State of Maryland or, in any action or proceeding with respect to which federal courts shall have exclusive subject matter jurisdiction, in the United States District Court for the District of Maryland. Subject to Section 8.13, each party hereto expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced hereunder or under any Ancillary Agreement, and hereby waives any claim that any such state or federal court is an inconvenient or improper forum.

          Section 8.07. Entire Agreement. This Agreement including the schedules and exhibits hereto, together with the Ancillary Agreements, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of any Ancillary Agreements, the provisions of such Ancillary Agreement shall prevail.

          Section 8.08. Parties in Interest. Neither of the parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any person or entity other than Manor Care and Choice, and the Manor Care Indemnitees and Choice Indemnitees pursuant to Article IV and Indemnitee pursuant to Article VII hereof. Notwithstanding the rights of Indemnified Parties pursuant to Article IV and Indemnitee pursuant to Article VII, this Agreement may be altered or amended, and rights hereunder may be waived, by an instrument in writing executed only by the parties hereto.

          Section 8.09. Tax Sharing Agreement; After-Tax Payments. (a) Other than as provided in this Section 8.09 and Sections 4.11 and 5.07, this Agreement shall not govern any Tax, and any and all claims, losses, damages, demands, costs, expenses, liabilities, refunds, deductions, write-offs, or benefits relating to Taxes shall be exclusively governed by the Tax Sharing Agreement or the Tax Administration Agreement, as applicable.

          (b) If, at the time Choice is required to make any payment to Manor Care under this Agreement, Manor Care owes Choice any amount under the Tax Sharing Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess. Similarly, if, at the time Manor Care is required to make any payment to Choice under this Agreement, Choice owes Manor Care any amount under the Tax Sharing Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess.

          Section 8.10. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable efforts to
(i) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its business.

          Section 8.11. Exhibits and Schedules. The exhibits and schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

          Section 8.12. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

          Section 8.13. Dispute Resolution. (a) Except as otherwise set forth in
Section 2.07 or Section 8.02 or the Lease Agreement, resolution of any and all disputes arising from or in connection with this Agreement or any of the Ancillary Agreements, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes over arbitrability and disputes in connection with claims by third parties (collectively, "Disputes") shall be exclusively governed by and settled in accordance with the provisions of this Section 8.13; provided, however, that nothing contained herein shall preclude either party from seeking or obtaining
(a) injunctive relief or (b) equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes hereunder.

          (b) Manor Care or Choice (each a "Party") may commence proceedings hereunder by delivering a written notice to the other Party providing a reasonable description of the Dispute to the other (the "Demand").

          (c) Promptly following a Demand, the Dispute shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within thirty (30) calendar days after reference of the matter to them, each of Manor Care and Choice shall be free to exercise the remedies available to them under Section 8.13(d).

          (d) The parties hereby agree to submit all Disputes not resolved by negotiation pursuant to Section 8.13(c) to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted in Maryland by three arbitrators acting by majority vote (the "Panel") selected by agreement of the Parties not later than ten (10) days after the failure of the Representatives to resolve the dispute as set forth in Section 8.13(c) or, failing such agreement, appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the United States Arbitration Act, 9 U.S.C. { 1, et seq. and such procedures as the Parties may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing: (a) each Party shall have the right to audit the books and records of the other Party that are reasonably related to the Dispute; (b) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; (c) each party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests for stipulation of fact and depositions, the nature and extent of which discovery shall be determined by the Panel, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost effective. All hearings shall be conducted on an expedited schedule, and all proceedings shall be confidential. Either party may at its expense make a stenographic record thereof. The Panel shall complete all hearings not later than ninety (90) days after its selection or appointment, and shall make a final award not later than thirty (30) days thereafter. The award shall be in writing and shall specify the factual and legal basis for the award. The fees and expenses of the arbitrators shall be shared equally by the Parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the Panel shall allocate costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) and interest as the Panel determines is appropriate among the parties. The arbitrators shall not be empowered to award to any Party any consequential damages, lost profits or punitive damages in connection with any Dispute and each party hereby irrevocably waives any right to recover such damages.

          Section 8.14. Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          THIS AGREEMENT CONTAINS BINDING ARBITRATION PROVISIONS WHICH MAY BE ENFORCED BY THE PARTIES.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


                                Manor Care, Inc.,
                                a Delaware corporation



                                By:/s/ James H. Rempe
                                   ----------------------------------
                                   Name:  James H. Rempe
                                   Title: Senior Vice President


                                Choice Hotels Holdings, Inc.,
                                a Delaware corporation


                                By:/s/James A. MacCutcheon+
                                   -----------------------------------
                                   Name:  James A. MacCutcheon
                                   Title: Executive Vice President

                                   Schedule 1


                              LODGING SUBSIDIARIES*


BOULEVARD MOTEL CORP.
      Biscayne Land Associates, Inc.
      Biscayne Properties, Inc.
      Bowling Green Inn - Brandywine, Inc.
      Cardinal Beverage Corp.
      Everglades Beverage Corp.
      Fairways Beverage Corp.
      Fairways, Inc.
      K & A Corp.
      MCH Baltimore Corp.
      MCH Hot Springs Corp.
      MCH Lincoln Corp.
      MCH Management, Inc.
      MCH Roanoke Corp.
      MCH Shady Grove Corp.
      MCH Springfield Corp.
      MCH Sturgis Corp.
      MCH Wichita Corp.
      MCHD Cypress Creek Corp.
      MCHD Ft. Lauderdale Corp.
      MCHD Hampton Corp.
      Raleigh Hotel Holdings, Inc.
      West Montgomery Hotel Holdings, Inc.
CACTUS HOTEL CORP.
CHOICE HOTELS INTERNATIONAL, INC. (Formerly Quality Inns International,
            Inc.) ("Choice Hotels")
      CH Europe, Inc. (d)
      Choice Capital Corp.
      Choice Hotels Australia Pty. Ltd. (90%)
      Choice Hotels Canada Inc. (50%)
      Choice Hotels (Cayman) Ltd. (10%)
      Choice Hotels International Asia Pacific Pty. Ltd.
      Choice Hotels International Pty. Ltd. (Formerly Quality Inn Pty.
            Ltd.) (d)
      Choice Hotels (Ireland) Limited (d)
      Choice Hotels Japan, Inc. (Formerly Quality Hotels Japan, Inc.) Choice Hotels Limited
      Choice Hotels of Brazil, Inc.

-------------------------
* Direct Lodging Subsidiaries are set forth below in capital letters with their subsidiaries immediately following. Entities are wholly owned except where indicated.

      Choice Hotels Pacific Asia K.K. (Formerly Quality Hotels Pacific
            Asia, Inc.) (d)
      Choice Hotels Pty. Ltd. (Formerly Quality Hotels Pty. Ltd.) (d) Choice Hotels Systems, Inc.
      Choice Hotels Venezuela, C.A. (20%)
      Clarion Hotel Pty. Ltd. (Formerly Royale Hotels Pty. Ltd.) (d) Comfort Hotels Pty. Ltd. (d)
      Comfort Inn Pty. Ltd. (d)
      Comfort Inns New Zealand Limited (Formerly Quality Inns New Zealand
            Limited) (d)
      Hoteles Cono Sur S.A.
      QI Capital Corp. (d)
      Quality Hotels (Ireland) Limited (d)
      Quality Hotels Limited (Formerly Quality Hotels (China) Limited (50%;
            50%  Manor Care, Inc.) (d)
      Quality Hotels and Resorts, Inc. (d)
            Baltimore Hotel Management. Inc. (d)
            Myrtle Beach Hotel Management, Inc. (d)
      Quality Inns International, Inc. (Formerly Choice Hotels
            International, Inc.)
      Quality Inter-Americas, Inc. (d)
      Sleep Inn Pty. Ltd. (d)
COMFORT CALIFORNIA, INC.
GULF HOTEL CORP.
HEFRU FOOD SERVICES, INC.
QCM BEVERAGES, INC. (49%; 51% Texas resident)
QCM CORPORATION (d)
QI ADVERTISING AGENCY, INC.
QUALITY ARIZONA, INC. (d)
      QH Europe, Inc. (d)
QUALITY HOTELS EUROPE, INC.
QUALITY INNS WORLD MARKETING CORPORATION
QUALITY INSURANCE ASSOCIATES, INC. (d)
REVERE GROUP, INC. (THE) (d)
SUNBURST HOTEL CORP.
THICKET, INC. (THE) (Non-Profit; owned by members)

                                  PARTNERSHIPS


QH Europe Partnership (80% Quality Hotels Europe, Inc. ("QHE"), 20% Choice
            Hotels International, Inc.)
      Choice Hotels (Deutschland) G.m.b.H. (99%; 1% Choice Hotels)
      Choice Hotels (France) S.a.r.l. (99%; 1% Choice Hotels)
      Choice Hotels Benelux S.A. (51%)
      Manor Care Hotels (France) S.A.
            Manor Care Hotels France No. 1 S.a.r.l.
            Manor Care Hotels France No. 2 S.A.
            Manor Care Hotels France No. 3 S.a.r.l.
            Manor Care Hotels France No. 4 S.a.r.l.
      Quality Hotels Limited (Formerly QI Hotels (U.K.) Limited) (99%; 1%
            Choice Hotels)
            Choice Hotels (UK) Limited
      Quality Hotels Europe (Alsdorf) G.m.b.H. (99%; 1% QHE) (d)
      Quality Hotels Europe (Herleshausen) G.m.b.H. (99%; 1% QHE) (d) Quality Hotels Europe (Jena) G.m.b.H. (formerly Quality Hotels Europe
            (Deutschland) G.m.b.H.) (99%; 1% QHE)
      Quality Hotels Europe (Leipzig) G.m.b.H. (99%; 1% QHE) (d)
      Quality Hotels Europe (Peine) G.m.b.H. (99%; 1% QHE)
      Quality Hotels Europe (Troisdorf) G.m.b.H. (99%; 1% QHE)



(d) = dormant companies

                                Schedule 2.01(b)


Transferred Hotels

            (1)   Quality Inn Midvalley
                  4465 Century Drive
                  Salt Lake City, UT  84123; and

            (2)   Quality Hotel
                  1190 N. Courthouse Road
                  Arlington, VA  22201

                                  Schedule 2.03


Assisted Living Facilities

            Springhouse Assisted Living
            26111 Telegraph Road
            Southfield, Michigan  48034

                                Schedule 5.02(a)


Manor Care Guarantees:

1. Guarantee of Industrial Revenue Bonds relating to the Phoenix Reservations Center.

2. Guarantee pursuant to Leases for the California properties in effect on the Distribution Date.

                                Schedule 5.10(a)


Covered Claims

General Liability
Commercial Property
Automobile Liability
Workers' Compensation Program (Insured States) Workers' Compensation Program (Self-Insured States OH, PA, FL, CA) Texas Salary Maintenance & Medical Reimbursement Program Texas Stop Gap Liability Foreign Property & Liability DIC/DIL Commerical Package Policy (Canada) Commercial Property (Germany) Commercial Property (Australia) Commercial Property (France) Commercial Property
(UK) Commercial Property (Japan) General Liability (QH Jena) General Liability (QH Peine) General Liability (QH Troisdorf) General Liability (France) General Liability (UK) General Liability (Japan) Automobile Physical Damage & Liability
(UK) Automobile Physical Damage & Liability (Australia) Automobile Physical Damage & Liability (Germany) Automobile Physical Damage & Liability (France) Workers' Compensation & Employer's Liability (Australia) Workers' Compensation & Employer's Liability (Canada) Employer's Liability (UK) Employer's Liability (All Foreign Operations except UK/CAN/Australia) Sabotage & Terrorism (UK) Juridical Protection (France) Umbrella Liability Crime Boiler & Machinery Products Liability Aircraft Liability Director's & Officer's Liability


Shock Losses
Any potential costs associated with the matter of Frederick v. Choice
  Hotels International, Inc. et. al.